                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. _)*


                            Falcon Products, Inc.
----------------------------------------------------------------------------
                              (Name of Issuer)


                        Common Stock, $0.02 par value
----------------------------------------------------------------------------
                       (Title of Class of Securities)


                                  306075102
                        ---------------------------
                               (CUSIP Number)


                                April 6, 2004
----------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             [       ]         Rule 13d-1(b)
                             [   X   ]         Rule 13d-1(c)
                             [       ]         Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 1 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 2 of 14 pages
-------------------                                         ------------------

===============================================================================
    1        NAMES AND I.R.S. IDENTIFICATION NUMBERS OF REPORTING PERSONS

                X-Men, L.L.C.
                36-3513893
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) | |
                                                                       (b) | |
-------------------------------------------------------------------------------
    3        SEC USE ONLY

-------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
-------------------------------------------------------------------------------
       NUMBER OF              5     SOLE VOTING POWER
                                    -0-
        SHARES

     BENEFICIALLY

       OWNED BY

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER

                                    677,263
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    -0-
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    677,263
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             677,263
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES | |

-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.45%(1)
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON

             OO
-------------------------------------------------------------------------------

===============================================================================

-----------------------------
         (1) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                             Page 2 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 3 of 14 pages
-------------------                                         ------------------


===============================================================================
    1        NAMES AND I.R.S. IDENTIFICATION NUMBERS OF REPORTING PERSONS

             James Schneider
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) | |
                                                                       (b) | |
-------------------------------------------------------------------------------
    3        SEC USE ONLY

-------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
-------------------------------------------------------------------------------
       NUMBER OF              5     SOLE VOTING POWER
                                    53,539
        SHARES

     BENEFICIALLY

       OWNED BY

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER

                                    677,263
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    53,539
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    677,263
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             730,802(1)
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES | |

-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              8.04%(2)
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON

             IN
-------------------------------------------------------------------------------

===============================================================================

-----------------------------
         (1) As of April 28, 2004, James Schneider beneficially owned 730,802 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 53,539 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.

         (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.



                             Page 3 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 4 of 14 pages
-------------------                                         ------------------


===============================================================================
    1        NAMES AND I.R.S. IDENTIFICATION NUMBERS OF REPORTING PERSONS

             Gregg R. Schneider
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) | |
                                                                       (b) | |
-------------------------------------------------------------------------------

    3        SEC USE ONLY
-------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
-------------------------------------------------------------------------------
       NUMBER OF              5     SOLE VOTING POWER
                                    47,137
        SHARES

     BENEFICIALLY

       OWNED BY

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER

                                    677,263
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    47,137
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    677,263
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             724,400(1)
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES | |

-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.97%(2)
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON

             IN
-------------------------------------------------------------------------------

===============================================================================

-----------------------------
         (1) As of April 28, 2004, Gregg R. Schneider beneficially owned 724,400 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 47,137 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.

         (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                             Page 4 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 5 of 14 pages
-------------------                                         ------------------


===============================================================================
    1        NAMES AND I.R.S. IDENTIFICATION NUMBERS OF REPORTING PERSONS

             Neal B. Schneider
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) | |
                                                                       (b) | |
-------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Illinois
-------------------------------------------------------------------------------
       NUMBER OF              5     SOLE VOTING POWER
                                    6,048
        SHARES

     BENEFICIALLY

       OWNED BY

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER

                                    677,263
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    6,048
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    677,263
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             683,311(1)
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES | |

-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.52%(2)
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON

             IN
-------------------------------------------------------------------------------

===============================================================================

-----------------------------
         (1) As of April 28, 2004, Neal B. Schneider beneficially owned 683,311 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 6,048 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.

         (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.



                             Page 5 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 6 of 14 pages
-------------------                                         ------------------


===============================================================================
    1        NAMES AND I.R.S. IDENTIFICATION NUMBERS OF REPORTING PERSONS

             Mark J. Schneider
-------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) | |
                                                                       (b) | |
-------------------------------------------------------------------------------
    3        SEC USE ONLY

-------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

                Illinois
-------------------------------------------------------------------------------
       NUMBER OF              5     SOLE VOTING POWER
                                    1,000
        SHARES

     BENEFICIALLY

       OWNED BY

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER

                                    677,263
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER

                                    1,000
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    677,263
-------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             678,263(1)
-------------------------------------------------------------------------------
   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES | |
-------------------------------------------------------------------------------
   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              7.46%(2)
-------------------------------------------------------------------------------
   12        TYPE OF REPORTING PERSON

             IN
-------------------------------------------------------------------------------

===============================================================================

-----------------------------
         (1) As of April 28, 2004, Mark J. Schneider beneficially owned 678,263 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 1,000 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.

         (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                             Page 6 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 7 of 14 pages
-------------------                                         ------------------


ITEM 1.           (a)      Name of Issuer:  Falcon Products, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                           9387 Dielman Industrial Dr.
                           St. Louis, MO 63132


ITEM 2.           X-Men, L.L.C.
                  -------------

                  (a)      Name of Person Filing: X-Men, L.L.C.

                  (b)      Address of Principal Business Offices or, if none,
                           Residence:

                           520 Lake Cook Rd.
                           Deerfield, Illinois 60015

                  (c)      Citizenship: Illinois Limited Liability Company

                  (d) Title of Class of Securities: Common Stock, $0.02 Par Value Per Share

                  (e)      CUSIP Number: 306075102


                  James Schneider
                  ---------------

                  (a)      Name of Person Filing: James Schneider

                  (b)      Address of Principal Business Offices or, if none,
                           Residence:

                           520 Lake Cook Rd.
                           Deerfield, Illinois 60015

                  (c)      Citizenship: United States

                  (d) Title of Class of Securities: Common Stock, $0.02 Par Value Per Share

                  (e)      CUSIP Number: 306075102


                  Gregg R. Schneider
                  ------------------

                  (a)      Name of Person Filing: Gregg R. Schneider

                  (b)      Address of Principal Business Offices or, if none,
                           Residence:

                           520 Lake Cook Rd.
                           Deerfield, Illinois 60015

                  (c)      Citizenship: United States

                  (d) Title of Class of Securities: Common Stock, $0.02 Par Value Per Share


                             Page 7 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 8 of 14 pages
-------------------                                         ------------------


                  (e)      CUSIP Number: 306075102


                  Neal B. Schneider
                  -----------------

                  (a)      Name of Person Filing: Neal B. Schneider

                  (b)      Address of Principal Business Offices or, if none,
                           Residence:

                           520 Lake Cook Rd.
                           Deerfield, Illinois 60015

                  (c)      Citizenship: United States

                  (d) Title of Class of Securities: Common Stock, $0.02 Par Value Per Share

                  (e)      CUSIP Number: 306075102


                  Mark J. Schneider
                  -----------------

                  (a)      Name of Person Filing: Mark J. Schneider

                  (b)      Address of Principal Business Offices or, if none,
                           Residence:

                           520 Lake Cook Rd.
                           Deerfield, Illinois 60015

                  (c)      Citizenship: United States

                  (d) Title of Class of Securities: Common Stock, $0.02 Par Value Per Share

                  (e)      CUSIP Number: 306075102


ITEM 3.           INFORMATION IF STATEMENT IS FILED PURSUANT TO RULES
                  13d-1(b) OR 13d-2(b):

                  (a)   [   ]  Broker or Dealer registered under Section 15 of
                               the Act (15 U.S.C. 78o)
                  (b)   [   ]  Bank as defined in Section 3(a)(6) of the Act
                               (15 U.S.C. 78c)
                  (c)   [   ]  Insurance Company as defined in Section 3(a)(19)
                               of the Act (15 U.S.C. 78c)
                  (d)   [   ]  Investment Company registered under Section 8 of
                               the Investment Company Act of 1940
                               (15 U.S.C. 809-8)
                  (e)   [   ]  An investment adviser in accordance with Section
                               240.13d-1(b)(1)(ii)(E)
                  (f)   [   ]  An employee benefit plan or endowment fund in
                               accordance with Section 240.13d-1(b)(1)(ii)(F)
                  (g)   [   ]  A parent holding company or control person, in
                               accordance with Section 240.13d-1(b)(ii)(G)
                  (h)   [   ]  A savings association as defined in Section 3(b)
                               of the Federal Deposit Insurance Act
                              (12 U.S.C. 1813)


                             Page 8 of 14 pages

-------------------                                         ------------------
CUSIP No. 306075102                                         Page 9 of 14 pages
-------------------                                         ------------------


                  (i)   [   ]  A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act
                               of 1940 (15 U.S.C. 80-a-3)
                  (j)   [   ]  Group, in accordance with Section
                               240.13d-1(b)(1)(ii)(J)


ITEM 4.           OWNERSHIP.

                  X-Men, L.L.C.
                  -------------

                  (a)      Amount Beneficially Owned:

                           677,263

                  (b)      Percent of Class:

                           7.45%(1)

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    -0-

                           (ii)     Shared power to vote or to direct the vote

                                    677,263

                           (iii) Sole power to dispose or to direct the disposition of

                                    -0-

                           (iv) Shared power to dispose or to direct the disposition of

                                    677,263

                  ---------
                  (1) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                  James Schneider
                  ---------------

                  (a)      Amount Beneficially Owned:

                           730,802(1)

                  (b)      Percent of Class:

                           8.04%(2)



                             Page 9 of 14 pages

-------------------                                        -------------------
CUSIP No. 306075102                                        Page 10 of 14 pages
-------------------                                        -------------------


                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    53,539

                           (ii)     Shared power to vote or to direct the vote

                                    677,263

                           (iii) Sole power to dispose or to direct the disposition of

                                    53,539

                           (iv) Shared power to dispose or to direct the disposition of

                                    677,263

                  ---------
                  (1) As of April 28, 2004, James Schneider beneficially owned 730,802 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 53,539 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.
                  (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                  Gregg R. Schneider
                  ------------------

                  (a)      Amount Beneficially Owned:

                           724,400(1)

                  (b)      Percent of Class:

                           7.97%(2)

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    47,137

                           (ii)     Shared power to vote or to direct the vote

                                    677,263

                           (iii) Sole power to dispose or to direct the disposition of

                                    47,137


                             Page 10 of 14 pages

-------------------                                        -------------------
CUSIP No. 306075102                                        Page 11 of 14 pages
-------------------                                        -------------------


                           (iv) Shared power to dispose or to direct the disposition of

                                    677,263

                  ---------
                  (1) As of April 28, 2004, Gregg R. Schneider beneficially owned 724,400 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 47,137 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.
                  (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                  Neal B. Schneider
                  -----------------

                  (a)      Amount Beneficially Owned:

                           683,311(1)

                  (b)      Percent of Class:

                           7.52%(2)

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    6,048

                           (ii)     Shared power to vote or to direct the vote

                                    677,263

                           (iii) Sole power to dispose or to direct the disposition of

                                    6,048

                           (iv) Shared power to dispose or to direct the disposition of

                                    677,263

                  ---------
                  (1) As of April 28, 2004, Neal B. Schneider beneficially owned 683,311 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 6,048 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.


                             Page 11 of 14 pages

-------------------                                        -------------------
CUSIP No. 306075102                                        Page 12 of 14 pages
-------------------                                        -------------------


                  (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


                  Mark J. Schneider
                  -----------------

                  (a)      Amount Beneficially Owned:

                           678,263(1)

                  (b)      Percent of Class:

                           7.46%(2)

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                    1,000

                           (ii)     Shared power to vote or to direct the vote

                                    677,263

                           (iii) Sole power to dispose or to direct the disposition of

                                    1,000

                           (iv) Shared power to dispose or to direct the disposition of

                                    677,263

                  ---------
                  (1) As of April 28, 2004, Mark J. Schneider beneficially owned 678,263 shares of Common Stock of Falcon Products, Inc., which amount includes (i) 1,000 shares beneficially owned by Mr. Schneider over which he has sole voting and sole dispositive power and (ii) 677,263 shares owned by X-Men, L.L.C., a limited liability company of which Mr. Schneider is a manager and over which Mr. Schneider has shared voting and dispositive power.
                  (2) Based upon 9,091,977 shares of Falcon Products, Inc. Common Stock issued and outstanding as of April 5, 2004.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Not Applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                         Not Applicable


                             Page 12 of 14 pages

-------------------                                        -------------------
CUSIP No. 306075102                                        Page 13 of 14 pages
-------------------                                        -------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not Applicable


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                         Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                         Not Applicable


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

April 29, 2004

                                             X-MEN, L.L.C.


                                             By /s/ James Schneider
                                                -------------------------------
                                             Name: James Schneider
                                             Title: Member



                             Page 13 of 14 pages

-------------------                                        -------------------
CUSIP No. 306075102                                        Page 14 of 14 pages
-------------------                                        -------------------




                                                                   EXHIBIT A
                                                                   ---------

                JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1

This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rule thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: April 29, 2004



/s/ James Schneider
---------------------------
James Schneider



/s/ Gregg R. Schneider
---------------------------
Gregg R. Schneider



/s/ Neal B. Schneider
---------------------------
Neal B. Schneider



/s/ Mark J. Schneider
---------------------------
Mark J. Schneider









                             Page 14 of 14 pages